UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _)

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Foxby Corp.
(Name of Registrant as Specified In Its Charter)

Richard J. Shaker
(for further information contact Phillip Goldstein, 914-747-5262)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS SFS

1094 Magothy Circle, Annapolis, MD  21401-5025
sfs@ix.netcom.com (410) 626-7914

August 24, 2004

Dear Fellow Foxby Shareholder:

I am the largest shareholder of Foxby Corp.  I recently wrote to you about some very serious concerns I have about our investment in Foxby.  These are as follows:

Foxby’s huge expense ratio, which was 4.39% in 2003.

A large discount to net asset value (“NAV”), currently 14%.

Poor long-term performance.  The stock price is down more than 80% since 2000.

Many measures to prevent shareholders from exercising their voting rights.

Last week, Thomas Winmill, Foxby’s president, also sent a letter to shareholders.  He did not deny any of these things – because he can’t.  Instead, he tried to deflect your attention by personally attacking me and my nominees for the board of directors.

Mr. Winmill also claimed that Foxby has had “excellent” performance this year because, according to him, its NAV has beaten the NASDAQ Composite Index by 5.14%.  Well, as Ronald Reagan said, “Trust, but verify.”  So, we looked on Foxby’s website, www.foxbycorp.com to check it out.  As of August 20, 2004, Foxby’s NAV is down 7.27% this year and its market price is down 11.25%.  Meanwhile, the NASDAQ is off 8.25% this year.  Well, I suppose things could be worse.  More important is that the NASDAQ is not even Foxby’s benchmark index.  (If it were, Mr. Winmill might want to explain why Foxby trailed the NASDAQ by 27% last year.)  The fact that Foxby’s performance is awful does not justify fishing for an index with which he can favorably compare his performance over some arbitrary time period, after the fact.

As I said in my previous letter, there is little hope of any mutual fund with an expense ratio of more than 4% achieving satisfactory long-term performance.  That is like trying to keep up with highway traffic while keeping your left foot on the brake peddle.  But don’t take my word for it.  Ask your own financial advisor what he or she thinks about a mutual fund with a 4.39% expense ratio.

Contrary to what Mr. Winmill says, I am not recommending liquidation of Foxby.  I believe Foxby’s problems can best be addressed by merging it into a larger open-end fund with a lower expense ratio.  That would significantly improve our chances of getting better long-term performance.  In addition, eliminating the discount would increase the value of our shares by about 16%.

Finally, I would like to respond to Mr. Winmill’s attempt to impugn my character and that of one of my nominees, Phillip Goldstein.  To say that I have a history of serious security law violations is absurd.  Nine years ago, I was informed that a small, private partnership I was managing was not properly registered in Maryland.  When this omission was brought to my attention, I resolved the matter and paid a nominal fine.  Interestingly, Foxby itself also failed to make a required SEC filing for more than a year.  Apparently, Mr. Winmill has a double standard about filing errors.  His are trivial and mine are “serious” violations.

Mr. Winmill is also wrong when he accuses Mr. Goldstein of reneging on his promise to deliver NAV to Mexico Equity and Income Fund shareholders.  In fact, as a director of that fund, Mr. Goldstein initiated a tender offer for all shares at net asset value.  As for  Goldstein’s reputation, here is what eRaider.com, a website dedicated to advancing shareholder rights, said about him:

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Phil Goldstein is arguably the most successful shareholder activist in history. In many years of activism, employing all tactics from friendly meetings to all-out takeover fights, lawsuits and dissident board slates, he has never failed to win something that makes money for all shareholders in the target company.

Clearly, Mr. Winmill has no answer to my substantive allegations and feels compelled to resort to mudslinging.  As a result, he has chosen to “attack the messenger.”  Please don’t be confused.  Foxby has serious problems.  We can begin to correct these problems at the annual meeting on September 7, 2004.

To conclude, if you want to reduce Foxby’s crushingly high expense ratio, and to achieve a higher value for your shares by eliminating the discount to NAV, please cast your vote by telephone at 1-800-454-8683 or at WWW.PROXYVOTE.COM to insure that it is received before September 7.  Please do not hesitate to call me personally at (410) 626-7914 or email me at sfs@ix.netcom.com if you have any questions.  Thank you.

                                                                                                                Very truly yours,

                                                                                                                Richard J. Shaker, Ph.D., R.I.A.
                                                                                                                Shaker Financial Services

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